LM Funding America, Inc. Provides Monthly Operational and Bitcoin Mining Update for Month Ended January 31, 2024

Total Bitcoin holdings increase to approximately 126.8 BTC, or approximately $5.4 million based on an estimated January 31, 2024, BTC price of $42,500

TAMPA, FL, February 15, 2024—LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today provided a preliminary, unaudited Bitcoin mining update for the month ended January 31, 2024.

Metrics *	One Month January 31, 2024
Bitcoin Beginning Balance	95.1
Bitcoin Mined, net	31.7
Bitcoin Sold	-

Bitcoin Holdings	126.8

Approximate Miners Deployed at Quarter End	5,950
Approximate Deployed Hash Rate at Quarter End (PH/s)	615

*Unaudited

Bruce M. Rodgers, Chairman and CEO of LM Funding, stated, "Our Bitcoin mining operations continue to grow steadily, and in January the Company mined 31.7 Bitcoin, all of which we chose to hold rather than sell due to the strength of our balance sheet. We are committed to an infrastructure-light strategy in our mining operations, focusing on acquiring assets closely linked to the price of Bitcoin. Recently, we invested in 300 Bitmain S21 Antminer mining machines, the most advanced Bitcoin mining equipment available, anticipating that their value will increase alongside the anticipated appreciation in the price of Bitcoin following a halving event. Historically, the price of Bitcoin has reached record highs within six months following a halving event, and the next event is anticipated to occur towards the end of April or in early May of this year.”

The Company estimates the value of its 126.8 Bitcoin holdings was approximately $5.4 million as of January 31, 2024, based on an estimated January 31, 2024, BTC price of $42,500. Based upon the price of Bitcoin as of February 14, 2024 (approximately $51,750), the total value of our 126.8 Bitcoin holdings would be worth approximately $6.6 million.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

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